Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Subsidiaries of Ionis Pharmaceuticals, Inc:

Ionis USA Limited, a United Kingdom Limited Private Company

Osprey Therapeutics, Inc., a Delaware Corporation

PerIsis I Development Corporation, a Delaware Corporation

Symphony GenIsis, Inc., a Delaware Corporation

Ionis Development (Ireland) Limited, an Ireland Limited Private Company

Akcea Therapeutics, Inc., a Delaware Corporation

Subsidiaries of Akcea Therapeutics, Inc.:

Akcea Therapeutics Canada Inc., a Canadian Corporation

 Akcea Therapeutics France SAS, a French Company

 Akcea Therapeutics Germany GmbH, a German Corporation

 Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

 Akcea Securities Corporation., a Massachusetts Corporation

Akcea Therapeutics Ireland Limited, an Ireland Limited Private Company